Exhibit 99.1

Envision Solar Reports Financial Results for the Fiscal Third Quarter Ended September 30, 2019

Q3 2019 revenues increased 90% to $1.8 million, versus the same period in 2018

Q3 2019 Gross Profit of $341,000 increased by 672% over the same period in 2018.

SAN DIEGO – November 14, 2019 – Envision Solar International, Inc., (Nasdaq CM: EVSI, EVSIW) (“Envision Solar,” or the “Company”), the leading producer of unique and sustainable infrastructure products for electric vehicle charging, energy security and outdoor media, today announced financial results for its fiscal third quarter and the nine months ended September 30, 2019.

Third Quarter 2019 Business Highlights and Recent Developments

•	Launched EV ARC™ 2020, the first major product overhaul of the EV ARC™ since 2014. EV ARC™ 2020 is flood proof to 9.5 feet, boasts improved aesthetics and can fit in a greater variety of locations
•	Launched EV ARC™ 2020 DC Fast Charging product after extensive research, development and engineering process to bring the first zero construction, zero utility grid connection, DC fast charging product to market
•	Installed the first solar powered EV ARC™ 2020, DC Fast Charging stations on a U.S. highway at California’s U.S. Highway 101 rest stops. The charging stations are owned by the California Department of Transportation and were funded by the Monterey Bay Air Resources District. They are free to the public and also provide emergency power to be used by first responders during power outages
•	EV ARC™ products continued to charge government and enterprise EVs during power outages in California
•	Delivered first EV ARC™ product to U.S. Naval Facilities Engineering Command
•	Delivered third follow-on order for EV ARC™ products to top national security research & development labs, Lawrence Livermore National Laboratory
•	Delivered third follow-on order for EV ARC™ products to top secret U.S. government facility
•	Delivered EV ARC™ products to the University of California Berkeley for its campus EV charging needs
•	Nine Envision Solar customers named in the "Top 50 Best Fleets in the Americas" for 2019
•	Delivered EV ARC™ units to Accesso, a major commercial real estate owner and manager serving multiple regions throughout the U.S.
•	Appointed Katherine H. McDermott as Chief Financial Officer

“We had a strong third quarter across all aspects of our business as we successfully drove sales through both new customer acquisition and follow-on orders with many prestigious clients. We expanded our reach into new market segments and sent a strong value proposition during the California grid outages. Our EV ARC™ chargers remained powered during the power outages caused by risk of wildfires across the state,” said Desmond Wheatley, Envision Solar's CEO. “We continue to see strong demand from a wide array of industry verticals including government, municipal, fleet, education, and real estate, among others and we are thrilled to have achieved the first installation of EV ARC™ 2020 DC Fast-Charging stations at the Camp Roberts Rest Area on U.S. California Highway 101. These are the first solar-powered EV charging stations installed for the public on a U.S. highway in California rest areas controlled by the California Department of Transportation.

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“I am also pleased to report we recently engaged a funding consultant in Washington, DC to help identify federal funding opportunities that could benefit our customers and hence our business. The EV ARC’s ability to continue to charge vital EVs and provide emergency power during grid failures, such as those recently experienced in California, qualifies it under a number of grants through the Department of Homeland Security, Department of Transportation, and Department of Energy. As we continue to expand our market reach, and thereby, our customer and market share, we remain at the forefront of the rapidly deployed EV charging infrastructure industry in product capabilities, production capacity and deliverability, through our advanced infrastructure and highly trained team.

“Indeed, these are exciting days for Envision, and we are dedicated to the proliferation of our products to serve the ever-growing need for reliable, sustainable energy that enables our clients, and theirs to drive on sunshine. Our backlog and pipeline scheduled for shipment in 2019 and 2020 continues to be robust. I am as confident as ever in our ability to continue improving our sales and marketing approach and pipeline conversion process. We continue to see an increasing market need for our products and look forward to pursuing deeper execution on our expansive business model,” concluded Mr. Wheatley.

Fiscal Third Quarter 2019 Financial Summary

Revenues. For the three months ended September 30, 2019, our revenues were $1,785,724, compared to $938,218 for the three months ended September 30, 2018, a 90% increase. Revenues in the three months ended September 30, 2019 included the installation of two EV ARC™ HP 2020 DC Fast-Charging stations at the Camp Roberts Rest Area on U.S. California Highway 101. The fast-charging feature will allow for a fast charge for travelers on a remote section of the highway. EV ARC™ units were also delivered to North Carolina, Nevada and California during the quarter. For the nine months ended September 30, 2019, revenues were $4,615,669 compared to $4,658,685 for the same period in 2018, a 1% decrease caused in part by our later than anticipated closing of the public offering, causing delays in the development of new products and delivery of existing products. However, increased investment in trade shows in the third quarter of 2019 has helped to stimulate awareness and interest in our products and interest from existing customers has grown for repeat orders.

Net loss for the quarter ended September 30, 2019 was $610,363, or $0.12 per basic and diluted share, compared to a net loss of $606,556, or $0.21 per basic and diluted share for the quarter ended September 30, 2018. We benefited from higher revenues and higher gross profit percentage due to the new EV ARCTM 2020 DC Fast-Charging stations. However, operating expenses increased primarily due to non-cash compensation expense for the vesting of director restricted shares, severance and recruiting cost related to the Chief Financial Officer position, R&D expenses related to the development of our Solar Tree® and EV ARC™ 2020 product, investor relations and public relations costs and sales commissions. Interest expense decreased in the quarter due to the payoff of debt in the prior quarter. Net loss for the nine months ended September 30, 2019 was $2,543,868, or $0.60 per basic and diluted share, compared to a net loss of $2,392,434, or $0.83 per basic and diluted share for the same period in the prior year. The increase in operating expenses, primarily for the reasons mentioned above, was partially offset by an increase in gross profit and lower interest expense year to date.

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Liquidity and Capital Resources

Cash increased from $244,024 at December 31, 2018 to $5,292,229 at September 30, 2019. The cash balance at September 30, 2019 reflects the public offering and over-allotment exercise resulting in gross proceeds of $13.2 million, some of which were used to pay off almost all of the Company’s debt, including the convertible line of credit, convertible notes payable and notes payable, offering costs, and to pay down certain accounts payable and accrued interest. In the quarter ended September 30, 2019, cash decreased by $624,989 primarily due to the net loss, and the reduction of deferred revenue of $765,609 for pre-payments received from a customer in 2018 that shipped in the quarter ended September 30, 2019. We used $3,444,282 of operating cash in the nine months ended September 30, 2019, which includes a number of non-standard uses of cash including $211,618 to pay down accrued interest, $515,329 to pay down accounts payable for terms that were extended prior to the public offering, $765,609 for pre-payments received in 2018 for a shipment in September 2019, and $126,500 of cash for the change of CFOs. Without these non-standard items, year to date cash usage would be $1,825,226 or $202,803 per month.

About Envision Solar International, Inc.

Envision Solar, www.envisionsolar.com, produces and sells its unique and patented, sustainable infrastructure products for electric vehicle charging, energy security and outdoor media including the EV ARC™ and the Solar Tree® with EnvisionTrak™ patented solar tracking, SunCharge™ solar Electric Vehicle Charging, ARC™ technology energy storage, and EnvisionMedia™ solar advertising displays.

Based in San Diego, the company produces Made in America products. Envision Solar is listed on the Nasdaq CM under the symbols EVSI and EVSIW. For more information visit www.envisionsolar.com or call (858) 799-4583. Follow us on social media to keep up with the latest news: Facebook, Twitter, Instagram, and YouTube.

Forward-Looking Statements

This Envision Solar International, Inc. Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements.  Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties. Envision Solar does not undertake to update forward-looking statements in this press release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in Envision Solar’s filings with the Securities and Exchange Commission, including its most recent periodic reports.

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Media Contact:

Jules Abraham
Director of Public Relations

CORE IR

917-885-7378

julesa@coreir.com

Investor Relations:

Tristan Traywick

Senior Account Director

CORE IR

516 222 2560

tt@coreir.com

www.coreir.com

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Envision Solar International, Inc.

Condensed Balance Sheets

(000's omitted)

	September 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current Assets
Cash	$5,292	$244
Accounts Receivable, net	1,070	1,291
Prepaid and other current assets	205	256
Inventory, net	1,696	1,131
Total Current Assets	8,263	2,922

Property, Plant and Equipment, net	530	133

Other Assets
Patents, net	171	132
Deposits	57	105
Deferred Equity Offering Costs	–	195
Total Other Assets	228	432

Total Assets	$9,021	$3,487

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts Payable	$713	$1,368
Accrued Expenses	824	614
Sales Tax Payable	133	–
Deferred Revenue	87	836
Convertible Note Payable - Related Party, Net	213	–
Convertible Line of Credit	–	960
Convertible Notes Payable, net	–	1,104
Note Payable, net	–	788
Auto Loan - current portion	11	11
Total Current Liabilities	1,981	5,681

Convertible Note Payable - Related Party, Net	–	178
Convertible Notes Payable - Long Term Portion	–	100
Long term portion of Auto Loan	1	9
Total Long Term Liabilities	1	287

Total Liabilities	1,982	5,968

Total Stockholders' Equity (Deficit)	7,039	(2,481)
Total Liabilities and Stockholders' Equity (Deficit)	$9,021	$3,487

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Envision Solar International, Inc.

Condensed Statements of Operations

(000's omitted except share and per share amounts)

(Unaudited)

	For the Three Months ended September 30,		For the Nine Months ended September 30,
	2019	2018	2019	2018

Revenues	$1,786	$938	$4,616	$4,659
Cost of Revenues	1,445	894	4,267	4,561
Gross Profit	341	44	349	98

Operating Expenses	964	519	2,227	1,702
Loss From Operations	(623)	(475)	(1,878)	(1,604)

Other Income (Expense)
Interest Income	22	–	46	2
Gain on Sale of Fixed Asset	–	16	–	16
Interest Expense	(7)	(148)	(709)	(806)
Total Other Income (Expense)	15	(132)	(663)	(788)

Loss Before Tax Expense	(608)	(607)	(2,541)	(2,392)
Tax Expense	2	–	3	–
Net Loss	$(610)	$(607)	$(2,544)	$(2,392)

Net Loss Per Share - Basic and Diluted	$(0.12)	$(0.21)	$(0.60)	$(0.83)
Weighted Average Shares Outstanding - Basic and Diluted	5,114,296	2,897,880	4,220,398	2,887,371

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